Exhibit 10.11
March 16, 2007
Larry Spanley
Dear Larry:
          [Introductory language regarding 2006 bonus results omitted. The Company undertakes to furnish a supplemental copy of such language to the Securities and Exchange Commission upon request.]
          The bonus plan for 2007 has been adjusted to reflect the goals for our company this coming year. Your bonus is based on the profit after-tax using a standard corporate tax rate.

15%	of your cumulative salary if the company achieves an after-tax profit of	$750,000
22.5%	of your cumulative salary if the company achieves an after-tax profit of	$1,500,000
30%	of your cumulative salary if the company achieves an after-tax profit of	$2,500,000
37.5%	of your cumulative salary if the company achieves an after-tax profit of	$3,500,000
50%	of your cumulative salary if the company achieves an after-tax profit of	$5,000,000
62.5%	of your cumulative salary if the company achieves an after-tax profit of	$6,500,000
75%	of your cumulative salary if the company achieves an after-tax profit of	$8,000,000
          In addition, you will earn 12.5% of your cumulative salary if, in my opinion, you have met the criteria outlined in a document to be provided to you separately.
          The bonus period will be the fiscal months of February 2007 through January 2008. You must be an active employee of Bakers Footwear Group at the time the bonus is paid to be eligible to receive your bonus.
          We are excited about the challenges and prospects in the coming year. We hope it is profitable for all of our shareholders and us.

Sincerely,
/s/ Peter Edison
Peter Edison

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